Exhibit 99.1

XL CAPITAL ASSURANCE INC.
AND SUBSIDIARY
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2004 AND 2003

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                          AS AT        AS AT
                                                         JUNE 30,   DECEMBER 31,
                                                           2004         2003
                                                        ---------    ---------

ASSETS

Investments:
Fixed maturities available for sale, at fair value
  (amortized cost: 2004 - $262,008; 2003 - $237,589)    $ 259,386    $ 239,629
Short-term investments, at fair value
  (amortized cost: 2004 - $4,041; 2003 - $8,812)            4,042        8,814
                                                        ---------    ---------

        TOTAL INVESTMENTS                                 263,428      248,443

Cash and cash equivalents                                  52,167       76,854
Accrued investment income                                   2,264        2,324
Prepaid reinsurance premiums                              327,665      291,530
Premiums receivable                                         6,383        2,712
Reinsurance balances recoverable on unpaid losses          32,146       22,998
Intangible assets - acquired licenses                      11,529       11,529
Deferred Federal income tax assets                         15,733       13,560
Other assets                                               10,345       12,703
                                                        ---------    ---------

        TOTAL ASSETS                                    $ 721,660    $ 682,653
                                                        =========    =========


LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
  Unpaid losses and loss adjustment expenses            $  33,845    $  25,009
  Deferred premium revenue                                364,518      318,547
  Deferred ceding commissions, net                         34,022       33,738
  Reinsurance premiums payable                             22,509       33,422
  Accounts payable and accrued expenses                    13,622       19,482
  Current Federal income tax payable                        6,754        6,754
  Intercompany payable to affiliates                       13,188        8,473
                                                        ---------    ---------

        TOTAL LIABILITIES                                 488,458      445,425
                                                        ---------    ---------


Shareholder's Equity:
  Common  stock (par value  $7,500 per share at
   June 30, 2004 and December 31, 2003; authorized
   shares - 8,000 at June 30, 2004 and December 31,
   2003; issued and outstanding shares - 2,000 at
   June 30, 2004 and December 31, 2003)                    15,000       15,000
   Additional paid-in capital                             239,173      239,173
  Accumulated other comprehensive income
   (Net of deferred Federal income tax (benefit)
   liability of: 2004 - ($952); 2003 - $715)               (1,669)       1,327
  Accumulated deficit                                     (19,302)     (18,272)
                                                        ---------    ---------

        TOTAL SHAREHOLDER'S EQUITY                        233,202      237,228
                                                        ---------    ---------

        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY      $ 721,660    $ 682,653
                                                        =========    =========


     See accompanying notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                      THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                           June 30,                    June 30,
                                                                      2004          2003          2004          2003
                                                                   ----------    ----------    ----------    ----------
REVENUES
  Gross premiums written                                           $   57,221    $   77,886    $   94,168    $  111,126
  Ceded premiums written                                              (51,514)      (70,316)      (78,607)     (101,150)
                                                                   ----------    ----------    ----------    ----------
       Net premiums written                                             5,707         7,570        15,561         9,976
  Change in deferred premium revenue                                   (3,345)       (6,041)       (9,836)       (7,323)
                                                                   ----------    ----------    ----------    ----------
       Net premiums earned (net of ceded earned premium for
       the six months of $42,472 in 2004 and $31,623 in 2003)           2,362         1,529         5,725         2,653
  Net investment income                                                 2,554         1,480         5,049         2,854
  Net realized (losses) gains on investments                           (1,162)          258          (689)          196
  Net realized and unrealized gains on credit derivatives                 914           711         1,532           971
                                                                   ----------    ----------    ----------    ----------

       Total revenues                                                   4,668         3,978        11,617         6,674
                                                                   ----------    ----------    ----------    ----------

EXPENSES
  Net losses and loss adjustment expenses (net of ceded losses and loss adjustment expenses for the six months of
   $8,936 in 2004 and $9,872 in 2003)                                     696           529         1,260           888
  Net operating expenses                                                5,655         3,075        11,894         9,422
                                                                   ----------    ----------    ----------    ----------

       Total expenses                                                   6,351         3,604        13,154        10,310
                                                                   ----------    ----------    ----------    ----------

       (Loss) Income before Federal income tax (benefit) expense       (1,683)          374        (1,537)       (3,636)
                                                                   ----------    ----------    ----------    ----------

  Current Federal income tax (benefit)                                    (50)           --            --            --
  Deferred Federal income tax (benefit) expense                          (507)          446          (507)       (1,164)

                                                                   ----------    ----------    ----------    ----------
       Total Federal income tax (benefit) expense                        (557)          446          (507)       (1,164)
                                                                   ----------    ----------    ----------    ----------
       NET LOSS                                                        (1,126)          (72)       (1,030)       (2,472)
                                                                   ----------    ----------    ----------    ----------

COMPREHENSIVE (LOSS) INCOME
  Other comprehensive (loss) income                                    (5,627)        1,077        (2,996)        1,017
                                                                   ----------    ----------    ----------    ----------

       COMPREHENSIVE (LOSS) INCOME                                 $   (6,753)   $    1,005    $   (4,026)   $   (1,455)
                                                                   ----------    ----------    ----------    ----------


     See accompanying notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS EQUITY
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------


                                                   SIX MONTHS ENDED  YEAR ENDED
                                                       JUNE 30,     DECEMBER 31,
                                                         2004           2003
                                                      ----------     ----------


COMMON SHARES
  Number of shares, beginning of year                      2,000          2,000
                                                      ----------     ----------

         Number of shares, end of period                   2,000          2,000
                                                      ==========     ==========


COMMON STOCK
  Balance - beginning of year                         $   15,000     $   15,000
                                                      ----------     ----------

         Balance- end of period                           15,000         15,000
                                                      ==========     ==========


ADDITIONAL PAID-IN CAPITAL
  Balance - beginning of year                            239,173        139,154
  Capital contribution                                        --        100,019
                                                      ----------     ----------

         Balance- end of period                          239,173        239,173
                                                      ==========     ==========

ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance - beginning of year                              1,327          2,812
  Net change in unrealized appreciation of
    investments, net of deferred Federal tax
    benefit of $1,667 in 2004 and $847 in 2003            (2,996)        (1,485)
                                                      ----------     ----------

         Balance- end of period                           (1,669)         1,327
                                                      ==========     ==========


ACCUMULATED DEFICIT
  Balance - beginning of year                            (18,272)       (14,504)
  Net loss                                                (1,030)        (3,768)
                                                      ----------     ----------

         Balance- end of period                          (19,302)       (18,272)
                                                      ==========     ==========


TOTAL SHAREHOLDER'S EQUITY                            $  233,202     $  237,228
                                                      ==========     ==========


     See accompanying notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                              SIX MONTHS ENDED
                                                                                  JUNE 30,
                                                                             2004         2003
                                                                          ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss)                                                       $   (1,030)  $   (2,472)
Adjustments to reconcile net income (loss) to net cash used in operating activities
  Net realized losses (gains) on sale of investments                             689         (196)
  Net realized and unrealized gains on credit derivatives
    excluding cash received and paid                                            (360)        (431)
  Amortization of premium on bonds                                               686          479
  Decrease (Increase) in accrued investment income                                60         (203)
  Increase in premiums receivable                                             (3,671)        (330)
  Deferred Federal income tax assets                                            (507)          --
  Decrease in unpaid losses and loss adjustment expenses, net                   (312)        (468)
  Increase in deferred premium revenue, net                                    9,836        7,323
  Increase in deferred ceding commissions, net                                   284        9,573
  Decrease (Increase) in reinsurance premiums payable                        (10,913)      20,708
  Decrease (increase) in accounts payable and accrued expenses                (5,253)       6,147
  Decrease in current Federal income tax payable                                  --       (1,164)
  Increase (decrease) in intercompany payable to affiliates                    4,715          (94)
  Other                                                                        2,112           95
                                                                          ----------   ----------

        Total adjustments                                                     (2,634)      41,439
                                                                          ----------   ----------

        Net cash (used in) provided by operating activities                   (3,664)      38,967
                                                                          ----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of fixed maturities and short-term investments          132,506       38,284
  Proceeds from maturity of fixed maturities and short-term investments          385       26,129
  Purchase of fixed maturities and short-term investments                   (153,914)     (70,624)
                                                                          ----------   ----------

        Net cash (used in) investing activities                              (21,023)      (6,211)
                                                                          ----------   ----------


Decrease in cash and cash equivalents                                        (24,687)      32,756

Cash and cash equivalents- beginning of year                                  76,854       44,714
                                                                          ----------   ----------

Cash and cash equivalents- end of period                                  $   52,167   $   77,470
                                                                          ==========   ==========


     See accompanying notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------

1.   ORGANIZATION AND OWNERSHIP

XL Capital Assurance Inc. and subsidiary (the "Company") is a wholly owned subsidiary of XL Reinsurance America Inc. ("XL RE AM"), which is an indirect wholly owned subsidiary of X.L. America, Inc. ("XLA"). XLA is an indirect wholly owned subsidiary of XL Insurance (Bermuda) Ltd ("XL Insurance"). XL Insurance is an indirect wholly owned subsidiary of XL Capital Ltd ("XL Capital"), a holding company incorporated in the Cayman Islands. XLA is XL Capital's U.S. holding company.

The Company is an insurance company domiciled in the State of New York. The Company is engaged in the business of providing credit enhancement by writing financial guaranty insurance policies on asset-backed structured finance, essential infrastructure project finance, future flow, public finance transactions, and credit default swap obligations. The Company issued its first insurance contract in December 2000.

The Company was formed on September 13, 1999 and became licensed as a financial guaranty insurer in New York upon its merger with an affiliate, X.L. Risk Solutions, Inc. on September 30, 1999.

On February 22, 2001, XL RE AM acquired all the outstanding shares of The London Assurance of America, Inc. ("LAA"). LAA was incorporated in New York on July 25, 1991. Prior to its purchase by XL RE AM, LAA was a New York-domiciled property and casualty insurance company that was licensed in 44 states and the District of Columbia. The business previously underwritten through LAA, together with all the liabilities of LAA, was reinsured effective July 1, 2000 to an affiliate of LAA under a reinsurance assignment and assumption agreement. XL RE AM caused the Company to merge with and into LAA on the day of the acquisition (with LAA as the surviving entity) and for LAA to simultaneously change its name to XL Capital Assurance Inc.

On May 15, 2002, the Company capitalized XL Capital Assurance (U.K.) Limited, ("XLCA-UK"), an insurance company organized under the laws of England. XLCA-UK is a direct wholly owned subsidiary of the Company.

In addition to its New York headquarters and London subsidiary (which has a Madrid branch), the Company maintains branch offices domestically in California and abroad in Singapore.

2.   BASIS OF PRESENTATION AND CONSOLIDATION

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiary and are unaudited. The results include the consolidation of XLCA-UK, accounted for as a subsidiary with effect from April 24, 2002. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows at June 30, 2004 and for all periods presented, have been made and all significant intercompany accounts and transactions have been eliminated.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 2003 consolidated financial statements and notes thereto. The accompanying condensed consolidated balance sheet as of December 31, 2003 was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the three and six month periods ended June 30, 2004 and 2003 are not necessarily indicative of the operating results for the full year.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------

The preparation of condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Any such adjustments are reflected in the condensed consolidated statement of income in the period in which the adjustments are made. The Company's principal estimates and assumptions used to determine the condensed consolidated financial statements are the calculation of gross loss reserves and the fair value of credit default swap instruments.

3.   CREDIT DEFAULT SWAPS

Credit default swaps are recorded at fair value, which is determined using a model developed by the Company and is dependent upon a number of factors, including changes in interest rates, credit spreads, changes in credit quality, expected recovery rates and other market factors. The change resulting from movements in these factors is unrealized as the credit default swaps are not traded to realize this value and is included in "net realized and unrealized gains on credit derivatives". Other elements of the change in fair value are based upon pricing established at the inception of the contract. Credit default swaps are considered by the Company to be, in substance, financial guaranty contracts as the Company has the intent to hold them to maturity.

The credit default swap portfolio consists of structured pools of corporate obligations that were awarded investment grade ratings at the respective deals' inception. At June 30, 2004, approximately 84% of the portfolio was rated AAA with the remaining 16% allocated to other investment grade ratings. The weighted average term of the contracts in force was approximately 4.85 years, and the credit default swaps represented approximately 10% of the Company's credit enhancement par exposure at June 30, 2004.

The components of the Company's net credit default swap asset and liability at June 30, 2004 and December 31, 2003 are included in the table below. The net credit default swap asset and liability are included in Other Assets and Other Liabilities, respectively, in the Company's condensed consolidated balance sheet.

(U.S. DOLLARS IN THOUSANDS):                   JUNE 30, 2004   DECEMBER 31, 2003

ASSETS
Gross credit derivative unrealized gains         $    6,512       $    4,945
Reinsurance                                           5,816            4,424
                                                 ----------       ----------
       Net assets                                $      696       $      521
                                                 ==========       ==========
LIABILITIES
Gross credit derivative unrealized losses        $    2,719       $    4,718
Reinsurance                                           2,416            4,230
                                                 ----------       ----------
       Net liabilities                           $      303       $      488
                                                 ==========       ==========

The components of the Company's net realized and unrealized gains on credit derivatives for each of the six month periods ended June 30, 2004 and 2003 are as follows:

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------

(U.S. DOLLARS IN THOUSANDS):                       JUNE 30, 2004   JUNE 30, 2003

Net premiums earned                                  $    1,172     $      429
Loss reserves and other adjustments                          --            111
Net fair value adjustment                                   360            431
                                                     ----------     ----------
       Net realized and unrealized gains
         on credit derivatives                       $    1,532     $      971
                                                     ==========     ==========


4.   RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. This new model for consolidation applies to an entity in which either (1) the powers or rights of the equity holders do not give them sufficient decision making ability; (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties or (3) the equity investment at risk does not absorb the expected losses or residual returns of the entity. FIN 46 requires a variable interest entity to be consolidated by the company that is subject to a majority of the risk of loss from the variable interest entity's activities or that is entitled to receive a majority of the entity's residual returns or both. In December 2003, FASB issued a revision to FIN 46 ("FIN 46-R") which clarified several provisions of FIN 46, superceded the related FASB Staff Positions ("FSPs"), and amended the effective date and transition of the pronouncement, except for certain types of entities. The Company was required to apply the provisions of FIN 46-R to those variable interest entities that are not considered to be special purpose entities as at March 31, 2004 and was required to apply the provisions of FIN 46 or FIN 46-R to those entities that are considered to be special-purpose entities as at December 31, 2003. The adoption of this standard did not have a material effect on the Company's financial condition and results of operation.

5.   VARIABLE INTEREST ENTITIES

The Company participates in transactions which utilize variable interest entities in the ordinary course of business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers' ability to collect tax or fee revenue for specified services or projects, and other structured risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet variable interest entities. In synthetic transactions, the Company guarantees payment obligations of counterparties, including variable interest entities, through credit default swaps referencing asset portfolios.

The Company only provides financial guaranty insurance of these variable interest entities for fixed premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. Accordingly, these variable interest entities are not consolidated.

6.   TAX SHARING AGREEMENT

The Company's U.S. Federal income tax return is consolidated with XLA and its subsidiaries. XLA maintains a tax sharing agreement with its subsidiaries, whereby the consolidated U.S. Federal income tax liability is allocated among affiliates in the ratio that each affiliate's separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the consolidated group. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------

affiliates for tax benefits generated by loss affiliates. At June 30, 2004 and December 31, 2003, the Company had deferred Federal income tax assets of $15,733,000 and $13,560,000, respectively. Management has concluded that the net deferred federal income tax assets are more likely than not to be realized, therefore, no valuation allowance has been provided.

7.   TREATIES AND AGREEMENTS WITH AFFILIATES

On October 6, 1999, the Company entered into a Facultative Quota Share Reinsurance Treaty (the "Treaty") with XL Financial Assurance Ltd. ("XLFA"), a Bermuda financial guaranty insurer, which is 86.8% owned by XL Insurance. The remaining 13.2% is owned by Financial Security Assurance Holdings Ltd., an unrelated company. The Treaty was amended and restated on June 22, 2001. Under the terms of the treaty, XLFA agrees to reinsure up to 90% of the Company's acceptable risks. The Company is allowed up to a 30% ceding commission on premiums written ceded under the terms of the Treaty. On April 22, 2004, the New York Insurance Department approved certain technical amendments to the Treaty in a Second Amended and Restated Facultative Quota Share Reinsurance Treaty between the Company and XLFA (the "Second Amended and Restated Treaty"). The Second Amended and Restated Treaty had an effective date of May 1, 2004.

XL Insurance entered into a reinsurance agreement dated October 6, 1999 with the Company that unconditionally and irrevocably guarantees the full and complete performance of all obligations of XLFA to the Company under the above described Facultative Quota Share Reinsurance Treaty. In connection with the Second Amended and Restated Treaty, XL Insurance entered into another reinsurance agreement guarantee on June 22, 2001.

The Company entered into a Facultative Master Certificate (the "XL Re Treaty") with XL RE AM, a New York insurance corporation with administrative offices in Stamford, Connecticut and the direct parent of the Company. The XL Re Treaty was effective as of November 1, 2002. Under the terms of the XL Re Treaty, XL RE AM agrees automatically to reinsure risk assumed by the Company under financial guaranty insurance policies up to the amount necessary for the Company to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed a 30% ceding commission on premiums written ceded under the terms of the XL Re Treaty.

The Company entered into a Surplus Maintenance Agreement dated February 20, 2001 pursuant to which XL RE AM has agreed to maintain the Company's statutory capital and surplus of at least $75,000,000. On April 12, 2004, the New York Insurance Department approved a three- year extension of this agreement to February 20, 2007.

Effective December 31, 2003, the Company entered into a commutation agreement with XL RE AM whereby the Company assumed business originally ceded to XL RE AM, which resulted in approximately $845,000 of premiums earned in the first quarter of 2004.